JNL Series Trust 485BPOS

 Ex. 99.28(d)(29)(v)

Amendment to

Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and Lazard Asset Management LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and Lazard Asset Management LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of September 13, 2021 wherein the September 2, 2021 Second Amended and Restated Investment Sub-Advisory Agreement was incorporated by reference, and as amended thereafter (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust has approved i) the appointment of the Sub-Adviser to provide certain sub-investment-advisory services to the JNL Multi-Manager International Equity Fund; and ii) the reorganization of the JNL/Lazard International Quality Growth Fund into another fund of the Trust, effective April 27, 2026.

Whereas, the Parties have agreed to amend Schedule A and Schedule B of the Agreement to i) add the JNL Multi-Manager International Equity Fund (for the portion of assets managed by Lazard Asset Management LLC) and its fees; and ii) remove the JNL/Lazard International Quality Growth Fund and its fees, effective April 27, 2026.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 27, 2026, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 27, 2026, attached hereto.

3.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

4.	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

5.	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 27, 2026.

Jackson National Asset Management, LLC		Lazard Asset Management LLC

By:	/s/ Emily J. Bennett	By:	/s/ Rosalie Berman
Name:	Emily J. Bennett	Name:	Rosalie Berman
Title:	VP and Deputy General Counsel	Title:	Chief Operating Officer

Schedule A

Dated April 27, 2026

Funds
JNL Multi-Manager Alternative Fund*
JNL Multi-Manager International Equity Fund*

* For the portion of the Average Daily Net Assets managed by Lazard Asset Management LLC for the Lazard strategy.

A-1

Schedule B

Dated April 27, 2026

(Compensation)

JNL Multi-Manager Alternative Fund*
Average Daily Net Assets	Annual Rate
[FEES OMITTED]

* For the portion of the Average Daily Net Assets managed by Lazard Asset Management LLC for the Lazard strategy.

JNL Multi-Manager International Equity Fund*
Average Daily Net Assets	Annual Rate
[FEES OMITTED]

* For the portion of the Average Daily Net Assets managed by Lazard Asset Management LLC for the Lazard strategy.

B-1